Summary of Salaries of Named Executive Officers

(effective as of April 1, 2005)

On March 15, 2005, the Compensation Committee of the Board of Directors of Dollar General Corporation approved the following salaries for Dollar General’s named executive officers (i.e., the top 5 most highly compensated officers), other than David Perdue, and on March 16, 2005, the independent directors of the Board of Directors of Dollar General approved Mr. Perdue’s salary as set forth below, all to be effective April 1, 2005:

David Perdue, Chairman and CEO

$1,000,000

David Tehle, Executive Vice President and CFO

$475,000

Kathleen Guion, Executive Vice President,

$425,000

Store Operations and Store Development

Stonie O’Briant, Executive Vice President,

$425,000

Merchandising, Marketing & Strategic Planning

Susan Lanigan, Executive Vice President and General Counsel

$375,000